Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of this 10th day of June 2008, by UTEK Corporation, a Delaware corporation having its principal offices at 2109 East Palm Ave., Tampa, Florida 33605 (the “Purchaser”); and the several persons whose names and addresses are set out in SCHEDULE 3.1 (the “Sellers”) and Innovaro Ltd, a company incorporated in England and Wales with company number 04125960 whose registered office is at 10 Winsley Court, 37 Portland Place, London, England (the “Company”).

WITNESSETH:

WHEREAS, the Sellers are the owners of all of the Company’s issued share capital;

WHEREAS, the Purchaser desires to acquire the Company and the Seller desires to sell the Company upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Accounts: the audited financial statements of the Company as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes thereon, the cash flow statement and the auditor’s and Directors’ reports.

Accounts Date: 31 December 2007.

AIM: means the Alternative Investment Market of the London Stock Exchange.

AIM Rules: the AIM Rules for Companies which set out the rules and responsibilities in relation to companies with a class of securities admitted to AIM.

American Stock Exchange: American Stock Exchange LLC.

AMEX Rules: the American Stock Exchange Rules for Companies which set out the rules and responsibilities in relation to companies with a class of securities admitted to the American Stock Exchange.

Bonus Plan: the post Completion bonus plan for the Company’s employees appended to this Agreement at Exhibit 8.1.3

Business: the business of the Company, namely the provision of consultancy and insight services in the sphere of innovation and corporate know-how.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Claim and Substantiated Claim: have the meanings set out respectively in clause 9.

Companies Acts: the Companies Act 1985 and the Companies Act 2006.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: has the meaning given in clause 5.

Completion Payment: has the meaning given in clause 4.1.

Conditions: the conditions set out in clause 2.

Connected: in relation to a person, has the meaning given in section 839 of ICTA 1988.

Consideration Shares: the unregistered common stock of US$0.01 each of the Purchaser to be allotted and issued credited as fully paid to the Sellers in satisfaction of the Purchase Price and in accordance with the terms of this Agreement.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires Control of it.

Deferred Payment and Deferred Payment Maximum: have the meanings given in clause 4.

Designated Bank Accounts: means the Company’s bank accounts with HSBC Bank PLC, sort code 40-01-15 account numbers 01373749, 51373730 , 51390163 , 61400622, 57493079 and any other bank account notified as such by the Purchaser to the Sellers and which relates solely to the Company or any Subsidiary of the Company.

Earn out Period: has the meaning given in Schedule 4.2

Eligible Earnings: has the meaning given in the Bonus Plan.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement.

Escrow Agent: has the meaning given in Schedule 4.2

Exemption Percentage: has the meaning given in the Bonus Plan.

Group: in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context requires otherwise, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

London Stock Exchange: London Stock Exchange plc.

Management Accounts: the unaudited balance sheet and the unaudited consolidated profit and loss account of the Company for the period of 5 months ended 31 May 2008.

Purchase Price: the purchase price for the Sale Shares to be paid or satisfied in accordance with clause 4.

Relevant Turnover: has the meaning given in Schedule 4.2

SA 1933: the Securities Act 1933 as administered by the United States Securities and Exchange Commission.

Sale Shares: the 10,000 Ordinary shares of GBP1 each in the Company, all of which have been issued and are fully paid.

Sellers’ Solicitors: Vincent Sykes & Higham LLP of Montague House, Chancery Lane, Thrapston, Northamptonshire, NN14 4LN.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Unless the context requires otherwise, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

Warranties: the representations and warranties in clause 6.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re- enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

1.11	Reference to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	CONDITION

2.1	Completion of this Agreement is subject to the following condition (“Condition”) being satisfied at Completion:

2.1.1	The admission by American Stock Exchange of the Consideration Shares to AMEX becoming effective in accordance with AMEX Rules.

3.	SALE OF SHARES

3.1	Subject to and upon the terms and conditions hereinafter set forth and in reliance upon the representations and warranties contained herein, the Sellers hereby sell, assign, transfer and deliver to Purchaser, free and clear of all liens, claims, and encumbrances, and the Purchaser agrees to purchase from the Sellers, all of the Sale Shares. The Sale Shares are owned by the Seller in the respective amounts set forth in SCHEDULE 3.1.

3.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall, before Completion, procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

3.3	The Purchaser is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4.	PRICE AND CONSIDERATION

4.1	The Purchase Price to be paid by Purchaser for the Sale Shares is:

4.1.1	GBP1,875,000 to be satisfied by the issue and delivery by the Purchaser on Completion to the Sellers of such number of Consideration Shares credited as fully paid, as shall have an aggregate value determined in accordance with clause 4.4 of GBP1,875,000 apportioned between the Sellers in the proportions set out opposite their respective names in Schedule 3.1 (“Completion Payment”); and

4.1.2	Further payments in Consideration Shares credited as fully paid as shall be calculated, determined, protected and paid in accordance with schedule 4.2. (each a “Deferred Payment” and together “Deferred Payments”). The sum of the Deferred Payments shall never exceed such number of Consideration Shares as shall have an aggregate value determined in accordance with clause 4.4 of GBP1,875,000 (the “Deferred Payment Maximum”).

4.2	The Completion Payment and Deferred Payments shall be paid to the Sellers in the proportions set out opposite the Seller’s names in Schedule 4.2

4.3	The procedure and other terms for making the Deferred Payments are set out in Schedule 4.2

4.4	For the purposes of clause 4.1:

4.4.1	the Consideration Shares shall rank pari passu with the existing unregistered common stock of £0.01 each in the capital of the Purchaser, including the right to receive all dividends declared made or paid after Completion (save that they shall not rank for any dividend or other distribution of the Purchaser declared made or paid by reference to a record date before Completion); and

4.4.2	the value of each Consideration Share shall be a sum equal to the average daily closing price for an unregistered ordinary share of the Purchaser as shown on the American Stock Exchange for each of the last twenty Business Days preceding the date of this agreement.

4.5	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Purchaser for a breach of the Warranties or any one of them.

4.6	The Sellers undertake that they shall not, during a period of 12 months after issue of the Consideration Shares representing the Completion Payment and six months after delivery to them of the Consideration Shares representing the Deferred Payments, without the prior written consent of the Purchaser, dispose of or create any Encumbrance over the relevant Consideration Shares (or agree to do so).

4.7	Clause 4.6 does not prevent a Seller from disposing of any Consideration Shares in the following circumstances except to the extent prohibited by the provisions of SA 1933 or otherwise at law:

4.7.1	where such disposal is made in the acceptance of any offer made in accordance with the City Code on Takeovers and Mergers (or any US equivalent) by any third party for the whole of the ordinary share capital of the Purchaser (other than any common stock owned by the offeror or any concert party of the offeror) which is recommended by a majority of the board of directors of the Purchaser; or

4.7.2	where such disposal is made in the execution of an irrevocable commitment to accept any offer made in accordance with the City Code on Takeovers and Mergers (or any US equivalent) for the whole of the common stock of the Purchaser (other than any common stock owned by the offeror or any concert party of the offeror) which is recommended by a majority of the board of directors of the Purchaser; or

4.7.3	where such disposal is made pursuant to an offer by the Purchaser to purchase its own shares which is made on identical terms to all holders of ordinary shares in the Purchaser and otherwise complies with the AMEX Rules or the AIM Rules as appropriate; or

4.8	For the purposes of clause 4.6 and clause 4.7, Consideration Shares shall include any shares held by the Sellers arising out of the consolidation, conversion or subdivision of Consideration Shares and any shares acquired by reference to the Consideration Shares, whether by way of bonus or rights issue, pre-emption right or otherwise or in exchange or substitution for any such Consideration Shares.

4.9	Notwithstanding the foregoing the Sellers shall be entitled to return to the Purchaser for cancellation Consideration Shares in satisfaction in whole or in part of any liability that they might have to the Purchaser or the Company arising out of any of the matters referred to in clause 4.5 or otherwise arising under this Agreement. For this purpose the value of each Consideration Share returned shall be a sum equal to the average of the middle market quotations for an unregistered ordinary share of the Purchaser as shown on the American Stock Exchange for each of the last twenty Business Days preceding the date that the relevant Consideration Shares are returned for cancellation.

4.10

Securities Act Compliance; Registration; Securities Act Exemption. The Sellers understand that the common stock which shall comprise the Purchase Price has not been and shall not be registered under SA 1933 on the grounds that the issuance of the common stock is exempt from registration pursuant to Section 4(2) of SA 1933 and that the reliance of Purchaser on such exemptions is predicated in part on Sellers’ representations, warranties, covenants and acknowledgments set forth in this Agreement. The Sellers’ acknowledge that : (A) Purchaser made no assurances that a public market will continue to exist, (B) the common stock is a highly speculative investment involving a high degree of risk, (C) they are able, without impairing their financial condition, to hold the common stock for an indefinite period of time and suffer the complete loss thereof, and (D) after twelve months and one day in relation to the Completion Payment and six months and one day in relation to the Deferred Payments from the effective time, the exemption available through Rule 144 of SA 1933 may be accessed by Seller, provided all of the terms and conditions of such exemption have been met. Additionally, the Sellers (A) acknowledge that the common stock issued to Seller must be held at least twelve months plus one day after the shares have been issued in relation to the Completion Payment and six months and one day in relation to the Deferred Payments and (B) are aware that any routine sales of common stock made pursuant to Rule 144 under SA 1933 may be made only in limited amounts and in accordance with the terms and conditions of that rule. All shares of the common stock shall bear a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS”

4.11	Where a Seller wishes to dispose of any Consideration Share and it is legitimate to do so in accordance with applicable legislation and this Agreement the Purchaser shall promptly upon a Seller’s request provide all reasonable co-operation in the form of an opinion letter from Purchaser’s counsel to the Seller’s transfer agent or otherwise to ensure the prompt removal of the restrictive legend.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date:

5.1.1	at the offices of the Company at 3pm UK time; or

5.1.2	at any other place or time as agreed in writing by the Sellers and the Purchaser.

5.2	Completion Date means July 1, 2008 but:

5.2.1	if the Condition has not been satisfied or waived in accordance with clause 2.1 on or before that date, means:

(a)	the first Business Day after it has been satisfied or waived; or

(b)	any other date agreed in writing by the Sellers and the Purchaser; or

5.2.2	if Completion is deferred in accordance with clause 5.2 means the date to which it is deferred.

5.3	The Sellers undertake to the Purchaser that the Business shall be conducted in the normal course from the date of this Agreement until Completion.

5.4	At or prior to Completion the Purchaser shall:

5.4.1	procure that a meeting of the board of directors is convened at which the Consideration Shares are issued, subject to the Conditions;

5.4.2	issue and deliver to the Sellers the Consideration Shares representing the Completion Payment in accordance with clause 4.1.1;

5.4.3	issue to the Sellers and deliver to the Escrow Agent the Consideration Shares representing the Deferred Payments Maximum in accordance with clause 4.1.2 and Schedule 4.2;

5.4.4	deliver a certified copy of the resolutions passed by shareholders of the Purchaser giving general authority to the directors of the Purchaser to allot and issue the Consideration Shares;

5.4.5	deliver a certified copy of the resolution adopted by the board of directors of the Purchaser authorising the transaction, the allotment and issue of the Consideration Shares and the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it; and

5.4.6	deliver a copy of a letter from the American Stock Exchange confirming that the Consideration Shares have been admitted to the American Stock Exchange.

5.5	At or prior to Completion the Sellers shall undertake the actions as provided in Clause 8 Exchange of Consideration.

6.	REPRESENTATIONS AND WARRANTIES.

6.1	The Sellers make the following representations and warranties to the Purchaser as an inducement for it to enter into this Agreement.

6.1.1	Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, and is legally qualified to transact business in each jurisdiction where the failure to so qualify would have an adverse effect on the business of the Company.

6.1.2	Authority.

(a) The Company has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

(b) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been duly authorized by the Company’s Board of Directors and by the Company’s shareholders having full power and authority to authorize such actions.

(c) Subject to any consents required under Subclause 6.7 below, the Seller and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Seller and the Company and constitutes a valid and binding obligation of each Seller and the Company enforceable in accordance with its terms.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, accelerate any obligations under, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Company or any Seller is a party or by which it or any of them is bound, any charter, regulation, or by-law provision of the Company, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Company or any Seller in any way.

6.1.3	Sale Shares.

(a) The Company’s authorized share capital consists of 10,000 ordinary shares, par value one pound sterling per share, of which 10,000 shares have been issued to the Sellers and constitute the Sale Shares as defined above. All of the Sale Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) The Sellers are the lawful record and beneficial owners of all the Sale Shares as set forth on SCHEDULE 3.1, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and have the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein. The Seller are not citizens of the United States and no shares of the Company have ever been owned by a resident person of the United States. The term “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company.

6.1.4	Basic Corporate Records. The copies of the Memorandum and Articles of Association of the Company (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary), all of which have been delivered to the Purchaser, are true, correct and complete as of the date of this Agreement.

6.1.5	Minute Books. The minute books of the Company each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Board of Directors and committees of the Board of Directors from the date of organization to the date hereof.

6.1.6	Subsidiaries and Affiliates. The Company has no subsidiaries and there are no businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest, provided, further, that (i) the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, any of the Seller or their affiliates any goods, properties or services, and (iii) there are no rights, privileges or advantages now enjoyed by the Company as a result of the ownership of the Company by the Seller which, to the knowledge of the Seller or the Company, might be lost as a result of the consummation of the transactions contemplated by this Agreement.

6.1.7	Consents. No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the date hereof as heretofore conducted by the Company, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

6.1.8	Accounts. Attached hereto as SCHEDULE 6.1.8 are true and complete copies of the Company’s Accounts as at the Accounts Date. The Accounts, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied by the Company according to past practice throughout the periods indicated. The Accounts are complete and correct in all respects and fairly present the financial condition and the results of operations of the Company as at the dates and for the periods indicated. The Management Accounts, attached hereto as Schedule 6.1.8 (a) including the notes thereto, are true and complete copies of the management accounts and have been prepared in accordance with generally accepted accounting principles consistently applied by the Company according to past practice throughout the periods indicated. The Management Accounts are complete and correct in all respects and fairly present the financial condition and the results of operations of the Company as at the dates and for the periods indicated.

6.1.9	Records and Books of Account. The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, and have been regularly kept and maintained in conformity with generally accepted accounting principles applied on a consistent basis with preceding years.

6.1.10	Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company’s Accounts as of the Accounts Date, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Accounts Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Accounts Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

6.1.11	Tax Matters. Except as set forth in SCHEDULE 6.1.11, the sum of the reserves for current and deferred national and local tax liabilities in the Accounts as of the Accounts Date are sufficient for the payment of all United Kingdom, foreign, state, county and local taxes of the Company (including interest and penalties to the Accounts Date) whether or not disputed, for all its fiscal years and accounting periods ended on or before the Accounts Date, which (i) are shown on a Return of the Company (as defined below), (ii) have been asserted by a taxing authority against the Company, or (iii) are otherwise owed by the Company with respect to its operations or property conducted or held on or prior to the Accounts Date. The Company’s United Kingdom and all other local income tax, franchise tax, any foreign tax, and other business tax returns, if any, have been examined by the Inland Revenue Service and/or by the appropriate Local or foreign tax commissions as set forth in SCHEDULE 6.1.11. The results of such examinations are properly reflected in the Accounts in accordance with generally accepted accounting principles applied consistently with prior statements and all deficiencies proposed as a result of such examinations have been paid and settled, except as disclosed in SCHEDULE 6.1.11. Except as disclosed in SCHEDULE 6.1.11: (i) the Company has filed when due all returns, declarations and reports and information returns and statements in respect of any taxes required to be filed by or with respect to it on or before the date hereof (collectively, “Returns”); (ii) the Returns which have not been examined and for which the statute of limitations remains open were either prepared consistently with Returns which have been examined or for which the statute of limitations has expired, or adequate provision has been made therefor in the Accounts; (iii) the Company has timely paid all taxes that have been shown as due and payable on its Returns; (iv) the Company is not delinquent in the payment of any taxes and has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; and (v) no deficiency for any taxes has been proposed, asserted or assessed against the Company for which the Company could be liable.

6.1.12	Accounts Receivable. The accounts receivable of the Company shown in the Accounts as of the Accounts Date are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total GBP amount shown thereon, and as of the Accounts Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company and will be paid in accordance with their terms. All such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

6.1.13	Inventory. The inventories of the Company shown in its Accounts as of the Accounts Date are so shown on the basis of a complete physical count and are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at cost or market value, whichever is lower, on a first in, first out basis in accordance with generally accepted accounting principles consistently applied. All slow-moving, unmarketable, returned, rejected, damaged, and obsolete or below standard quality inventory of the Company has been valued at its recoverable value. Inventory acquired since the Accounts Date has been acquired in the ordinary course of business and valued as set forth above.

6.1.14	Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, equipment and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, or included in determining the net worth of the Company on the Accounts as of the Accounts Date, together with any machinery or equipment that is leased or operated by the Company, are in good and fully serviceable working condition and repair. The Fixed Assets are described in SCHEDULE 6.1.14. Since the Accounts Date the Company has not written up the value of any such Fixed Assets.

6.1.15	Title to Properties; Certain Real Property Matters. The Company does not own any interest in real property other than the Leases.

6.1.16

Leases. All leases of real and personal property of the Company are described in SCHEDULE 6.1.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in SCHEDULE 6.1.16, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease is in material default thereunder. Except as noted on SCHEDULE 6.1.16, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares. The parties will enter into a lease for one year for the current office space occupied by the Company and the Company will terminate or modify its current lease.

6.1.17	Patents, Trademarks, Etc. The Company owns, or possesses adequate licenses or other rights to use, all patents, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as now operated by it. The patents, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any thereof (hereinafter the “Intangibles”) are described or referenced in SCHEDULE 6.1.17. Seller hereby specifically acknowledge that all right, title and interest in and to all patents listed on SCHEDULE 6.1.17 as patents owned by the Company are owned by the Company and that the ownership of such patents will be transferred as part of the Company to Purchaser as part of the transaction contemplated hereby. No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to the Business except as listed in SCHEDULE 6.1.17. All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in SCHEDULE 6.1.17. The Company has not been charged with, nor has it infringed, nor to the Seller’ knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither the Seller nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. The Company is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said SCHEDULE 6.1.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in SCHEDULE 6.1.17. The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality that the Company can design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. The Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

6.1.18

Insurance Policies. There is set forth in SCHEDULE 6.1.18 a list and brief description of all insurance policies on the date hereof held by the Company or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder. SCHEDULE 6.1.18 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been paid in full, or if not due, properly accrued on the Accounts as of the Accounts Date. All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies and no excess liability exists. No such policy has been cancelled by the issuer thereof.

6.1.19	Banking and Personnel Lists. The Seller and the Company have delivered to the Purchaser as of the date hereof the following accurate lists and summary descriptions relating to the Company:

(i) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is GBP10,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii) The name of all pensioned employees of the Company whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

6.1.20	Lists of Contracts, Etc. There is included in SCHEDULE 6.1.20 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item:

(i) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees.

(ii) All joint venture contracts of the Company or affiliates relating to the Business;

(iii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

(iv) All agreements of the Company relating to the supply of raw materials for and the distribution of the products of the Business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v) All contracts that individually provide for aggregate future payments to or from the Company of £5,000 or more, to the extent not included in (i) through (iv) above;

(vi) All contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii) A complete list of all outstanding powers of attorney granted by the Company; and

(viii) All other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole.

Except as set forth in SCHEDULE 6.1.20, (i) all contracts, agreements and commitments of the Company set forth in SCHEDULE 6.1.20 are valid, binding and in full force and effect, and (ii) neither the Company nor any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. Except as set forth in SCHEDULE 6.1.20, the sale of the Shares by the Sellers in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in SCHEDULE 6.1.20, and immediately after the date hereof, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Seller.

There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer, whether for related or unrelated claims, in excess of GBP5,000 except as described on SCHEDULE 6.1.20 hereto. To the best knowledge of Sellers and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

6.1.21

Compliance With the Law. The Company is not in violation of any applicable national, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). The Company has not been and is not now charged with, or to the knowledge of the Seller or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of any Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation. The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

6.1.22	Litigation; Pending Labor Disputes. Except as specifically identified on the Accounts as of the Accounts Date or footnotes thereto:

(i) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller or the Company, threatened, against the Seller or the Company, relating to the Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.

(ii) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Company relating to the Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii) No work stoppage has occurred and is continuing or, to the knowledge of Seller or the Company, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

(iv) There are no pending labor negotiations or union organization efforts relating to employees of the Company.

(v) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of the Seller or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

(vi) Specifically there has not been any litigation involving any employees terminated by the Company in the past two years.

6.1.23	Absence of Certain Changes or Events. The Company has not, since the Accounts Date, except as described on SCHEDULE 6.1.23:

(i) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its business or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Accounts as of the Accounts Date, and (b) liabilities incurred since such Accounts Date in the ordinary course of business that were not materially adverse;

(iii) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Accounts as of the Accounts Date or any subsequent interim financial statement, or (b) as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Accounts Date and as disclosed to the Purchaser in writing;

(iv) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(vii) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of GBP5,000 in the aggregate;

(ix) Except for this Agreement, entered into any material transaction other than in the ordinary course of business;

(x) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business, including, without limitation of the foregoing, the loss or (to the Company’s or any Seller’s knowledge) impending loss of any materially important contract or customer.

No information has been brought to the attention of the Company or any Seller that might reasonably lead the Company or any Seller to believe that any customer or supplier of the Company intends to cease dealing with the Company, nor has information been brought to the attention of the Company or any Seller that might reasonably lead any of them to believe that any customer or supplier intends to alter in any material respect the amount of such customer’s or supplier’s dealings with the Company or would alter in any material respect such dealings in the event of the consummation of the transactions contemplated hereby. Neither the Company nor any Seller has knowledge that any officer or other key employee of the Company is considering the termination of employment.

6.1.24	Employee Benefit Plans and Arrangements. The Company has no employee benefit plans, pension plans or individual account plans or any other plans that covers any employee or former employee of the Company.

6.1.25	Assets. The assets of the Company are sufficient in all material respects to carry on the operations of the Business as now conducted by the Company. The Company is the only business organization through which the Business is conducted. Except as set forth in SCHEDULE 6.1.16, all assets used by the Seller and the Company to conduct the Business are owned by the Company.

6.1.26	Absence of Certain Commercial Practices. Neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers (i) of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff, (ii) which are consistent with accepted ethical customs and practices, and (iii) public disclosure of which would not embarrass either Seller or Purchaser.

6.1.27	Licenses, Permits, Consents and Approvals. The Company has all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted as of the date hereof.

6.1.28	Broker. Neither the Company nor any Seller has retained any broker in connection with any transaction contemplated by this Agreement for which Purchaser would be obligated to pay any fee or commission.

6.1.29	Related Party Transactions. All transactions of the Company during the past five years have been conducted on an arms-length basis. All transactions during the past five years between the Company and any current or former shareholder or any entity in which the Company or any current or former shareholder had or has a direct or indirect interest have been fair to the Company and on terms comparable to those that would have prevailed in an arms-length transaction. No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Seller or any of the Company’s officers, directors, consultants, agents or other key employees. During the past five years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by any Seller, any officer, director, consultant, agent or other employee of the Company, or any entity in which any Seller or the Company has a direct or indirect interest. Except for the ownership of not more than 1% of the outstanding securities of any class of any publicly-held corporation, no Seller owns, and to the best knowledge of the Seller none of the Company’s officers, directors, consultants, agents or other key employees (including purchasing agents and departmental managers) owns, directly or indirectly, any interest in or has any investment or profit participation in any corporation or other entity that is a competitor or potential competitor of or that otherwise, directly or indirectly, does business with the Company.

6.1.30	Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Seller or the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by each Seller herein. No statement, representation or warranty by the Seller in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with full and fair disclosure concerning the Company, the Business, and the Company’s affairs.

7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF PURCHASER.

7.1	For the purposes of clauses 7.3, 7.4 and Schedule 4.2 the definition of Company shall include any successor division or Subsidiary of the Purchaser to which the business of the Company may be transferred after Completion.

7.2	The Purchaser makes the following representations and warranties to the Sellers.

7.2.1	Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the United States of America. The Purchaser has the corporate power to own its properties, to carry on its business as now being conducted, and to enter into and perform the terms and provisions of this Agreement.

7.2.2	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

7.2.3	No Conflict or Violation. The execution and delivery of this Agreement, the acquisition of the Shares by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or By-laws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

7.2.4	Investment Representation. The Shares are being purchased by the Purchaser solely for investment and not for the purpose of resale to any third party, except that it is agreed by the Seller that the Purchaser may assign the Shares at the time of this Agreement or thereafter to a subsidiary or affiliate of the Purchaser.

7.2.5	Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Purchaser herein. No statement, representation or warranty of Purchaser contained in this Agreement or in any document, schedule or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact known to Purchaser and necessary in order to make the statements of Purchaser contained herein or therein not misleading.

7.3	The Purchaser undertakes with the Sellers (as a separate undertaking with each) that it will not, during or in respect of any period up to the end of the Earn-out Period, except with the prior written consent of the Sellers (such consent not to be unreasonably refused or delayed) take any action, or allow the taking of any action by any other member from time to time of the Purchaser’s Group, to:

7.3.1	change the general nature of any business of the Company;

7.3.2	distort Relevant Turnover or Eligible Earnings of the Company:

7.3.3	require any trading or other arrangements to be entered into between the Company or any Subsidiary of the Company and any party (including the Purchaser) otherwise than at arms’ length on normal commercial terms;

7.3.4	apply any management charges other than in respect of the Exemption Percentage including making the Company or any Subsidiary of the Company responsible for any directors fees for any new directors appointed in pursuance to this Agreement or after Completion;

7.3.5	adversely affect the carrying on of the business of the Company or any Subsidiary of the Company in the ordinary course of business and its aim of making the maximum Relevant Turnover and Eligible Earnings within the context of the commitments and resources reasonably available;

7.3.6	create any Encumbrance over the Designated Bank Accounts or cause the Company to use any other bank accounts other than the Designated Bank Accounts or to make any loan or quasi-loan so as to adversely effect the Company’s cash resources and its ability to pay when due its salary and bonus commitments to any of its employees;

7.3.7	dismiss or otherwise remove from the employment of the Company any Managing Director of the Company as defined in the Bonus Plan.

7.4	From the Completion Date until the end of the Earn-out Period the Purchaser shall procure that the Sellers are given full opportunity to examine the books and accounts kept by the Company and are supplied with all relevant information, including monthly management accounts and operating statistics and such other trading and financial information in such form as they reasonably require to keep each of them properly informed about the business of the Company. Such information shall be supplied subject to any reasonable confidentiality restrictions as shall be required by the Purchaser.

8.	EXCHANGE OF CONSIDERATION.

8.1	In reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, the following exchanges are made as of the Completion Date:

8.1.1	Stock to Seller. Seller has entered into subscription agreements for the Consideration Shares and the Purchaser has delivered to Sellers or Escrow Agent the Purchase Price.

8.1.2	Transfer of Shares. The Sellers sell, assign, transfer and deliver to the Purchaser all of the Sale Shares which comprise the whole of the share capital of the Company, free and clear of any liens, pledges, charges, encumbrances, restrictions and transfer taxes of any kind. The Sellers deliver to the Purchaser all of their certificates evidencing the Sale Shares together with duly endorsed stock transfer forms, signatures guaranteed.

8.1.3	Employment Agreements. Each of the Sellers other than David Coates have or will enter into employment agreement set forth in the forms attached hereto and made a part hereof as EXHIBIT 8.1.3. The Sellers have or will procure that David Humphries has or will enter into an employment agreement set forth in the form attached hereto and made a part hereof as EXHIBIT 8.1.3.

8.1.3a	Employment Indemnity. Any employment contract between the Company and any person that does not remain in effect on the Completion Date, the Sellers undertake to the Purchaser that they will indemnify and keep indemnified and fully reimburse on demand the Purchaser against any liability the Purchaser may incur in respect of all employment costs relating to said employment agreements, including but not limited to the termination of the employment of any employee prior to the Completion Date.

8.1.4	Consents, Approvals and Waivers. The Seller and the Company shall have obtained any and all consents and approvals to the transfer or assignment to the Purchaser of all of the Sale Shares that may be necessary to avoid any breach of, default by, or acceleration of obligations of the Company under any agreement or instrument by reason of such transfer and assignment, and any waivers by any parties to such agreements necessary to avoid any such breaches, defaults or accelerations.

8.1.5	Receipt of Other Documents. Purchaser has received the following:

(i) A copy of the Memorandum and Articles of Association or equivalent charter documents of the Company certified as of a recent date;

(ii) Certified copies of resolutions duly adopted by the Board of Directors of the Company and by the Sellers in their capacity as shareholders authorizing the execution and delivery of this Agreement and the sale and transfer of the Sale Shares to the Purchaser;

(iii) Certificates of each of the Seller certifying that as of the date of this Agreement that (a) each representation and warranty of the Sellers contained in this Agreement shall have been true and correct; (b) Sellers have performed or complied in all material respects with all agreements and covenants required by this Agreement; and (c) Seller and the Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

(iv) The corporate or statutory books of the Company complete and accurate as of the date of this Agreement.

(v) Such additional certificates and other documents as Purchaser or its counsel may deem reasonably necessary to evidence the truth and accuracy, as of the date hereof, of the representations and warranties contained herein or contemplated hereby and the due satisfaction and performance of all agreements and covenants to be complied with, satisfied and performed by the Sellers and the Company.

8.1.6

Further Assurances. Subsequent to the Completion Date, the Sellers shall execute and deliver from time to time at the request of Purchaser all such further instruments as, in the reasonable opinion of Purchaser’s counsel, may be required in order to vest in Purchaser full, unencumbered and complete title to the Sale Shares to be conveyed by the Sellers to

Purchaser hereunder or to maintain intact all right, title and interest of the Company under any contract, license, permit or other document or instrument of the Company or relating to the Business that would otherwise be adversely affected by such transfer of the Sale Shares.

9.	LIMITATIONS ON CLAIMS.

9.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

9.2	This clause limits the liability of the Sellers in relation to any Claim.

9.3	The liability of the Sellers for all Substantiated Claims when taken together shall not exceed the Purchase Price.

9.4	The Sellers shall not be liable for a Claim unless:

9.4.1	the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds GBP10,000;

9.4.2	the amount of all Substantiated Claims that are not excluded under clause 9.4.1 when taken together exceeds GBP100,000, in which case the whole amount (and not just the amount by which the limit in this clause 9.4.2 is exceeded) is recoverable by the Purchaser.

9.5	The Sellers are not liable for any Claim to the extent that the Claim relates to any matter specifically and fully provided for in the Accounts.

9.6

All of the covenants and agreements contained in or made in connection with or pursuant to this Agreement shall survive the date hereof and any investigation at any time made by or on behalf of Purchaser and shall be perpetual; provided, however, that any covenants or agreements that are expressly limited in duration pursuant to the terms thereof shall survive the date hereof only for such specified duration. The representations, warranties and covenants of the parties contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on May 10, 2010; provided, however, that those contained in Clause 6.1.11 (Tax Matters) shall survive until the 30th day after expiration of the applicable statute of limitations, and those contained in Clause 6.1.1 (Organization), Clause 6.1.2 (Authority), Clause 6.1.3 (Shares), Clause 6.1.8 (Accounts), Clause 6.1.26 (Absence of Certain Commercial Practices), Clause 6.1.28 (Broker) and Clause 6.1.21 (Compliance With the Law), shall survive indefinitely.

9.7	Notwithstanding the foregoing provisions, the Seller’s obligation to indemnify Purchaser pursuant to Clause 10 hereof shall continue for the applicable statute of limitations with respect to any claim involving intentional misrepresentation by or on behalf of any Seller or the Company, and any representation and warranty that is the subject of such claim shall survive for such period.

10.	INDEMNIFICATION.

10.1	Indemnity of Purchaser. The Seller agrees to indemnify and hold harmless the Purchaser, the Company, and their respective officers, directors, agents and employees, successors and assigns, subject to any applicable limitation on Claim set forth in Clause 9 above, from and against and in respect of any and all claims, demands, actions, suits, losses, costs, damages, consequential damages, liabilities, charges, expenses, obligations, judgments, lost profits, diminution in value and deficiencies of any kind or character, including, without limitation, interest and penalties, whether or not involving a third party claim, which may be asserted or secured against, sustained, suffered or incurred by Purchaser, the Company or any of such other persons and arises out of or in any manner is incident to, relates to or is attributable to:

(i) Any misrepresentation, misstatement, omission, breach of warranty or nonfulfillment of any obligation, covenant or condition on the part of Seller (a) herein or in any Schedule or Exhibit hereto, or (b) in any certificate or other instrument or document furnished to the Purchaser in connection herewith;

(ii) Any liability of the Purchaser for any liability or obligation of the Company to be satisfied by Seller pursuant to the terms hereof, whether accrued, absolute, contingent or otherwise and whether known or unknown, due or which became due;

(iii) Any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement or any Schedule or Exhibit hereto or under any certificate or other document or agreement executed by any of them in connection herewith; and

(iv) Any and all material actions, suits, proceedings, demands, assessments or judgments, including legal and other necessary and reasonable costs and expenses, incident to any of the foregoing.

10.2

Defense of Claims. In the event any claim, action, suit or proceeding is made or brought by any third party against the Company or Purchaser, or if any governmental enforcement agency shall propose to issue an order, with respect to which Sellers may have liability under this Agreement, the Sellers shall be entitled to participate in, and, to the extent that they shall wish, to assume the defense thereof, with independent counsel reasonably satisfactory to such indemnified party. If the Sellers elect to assume the defense of any such third-party claim, the Sellers shall have the right to contest, pay, settle or compromise any such claim on such terms and conditions as they may determine, provided that the Sellers shall not pay, settle or compromise any such claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. If the Sellers do not elect to assume the defense of any such claim, the Purchaser may engage counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Purchaser may determine. The fees and disbursements of such counsel shall be among the expenses for which Purchaser is indemnified pursuant to Clause 9 hereof. Purchaser and the Sellers, as the case may be, shall (as the other may reasonably request) keep the other fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

10.3	Dispute Resolution. Any dispute between Sellers and Purchaser relating to a claim for indemnification shall be resolved as follows:

(i) If the parties agree that the dispute is one involving financial matters, such dispute shall be referred to and determined by an appraiser mutually acceptable to the parties. In the event they cannot agree on such selection, Purchaser and Seller shall each nominate an appraiser as its (or their) representative and the two appraisers so nominated shall jointly select a third appraiser. In such event, the resolution of the dispute shall be decided by a majority of the three appraisers. The resolution of the dispute by the appraisers shall be final and binding upon all parties as to financial matters, but shall not extend to any nonfinancial interpretation of this Agreement unless Purchaser and Seller shall mutually agree in writing to the contrary.

(ii) If the dispute does not involve financial matters, or if the parties are unable to agree whether the dispute involves financial matters, then the dispute shall be submitted to and settled by the courts as provided in Clause 14 hereof.

10.4	Effect of Purchaser’s Knowledge. Any knowledge of any matter by Purchaser or any disclosure to Purchaser by Seller of any matter shall not reduce or affect any indemnification claim of Purchaser hereunder unless and except for any disclosures by Seller on any schedule hereto delivered at the time of execution hereof.

11.	RESTRICTIVE COVENANTS.

11.1	Each of the Sellers severally covenants with the Purchaser that he shall not:

11.1.1	at any time during the period of 3 years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

11.1.2	at any time during the period of 3 years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

11.1.3	at any time during the period of 3 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

11.1.4	at any time during the period of 3 years beginning with the Completion Date:

(a) offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

(b) procure or facilitate the making of any such offer or attempt by any other person; or

11.1.5	at any time after Completion, use in the course of any business:

(a) the word “Innovaro”; or

(b) any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or

(c) anything which is, in the reasonable opinion of the Purchaser, capable of confusion with such words, mark, name, design or logo; or

11.1.6	at any time during a period of 3 years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods services to the Company at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods or services to the Company.

11.2	The covenants in this clause 11 are intended for the benefit of the Purchaser and the Company and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.

11.3	Nothing in this clause 11 prevents the Sellers or any of them from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)	the Consideration Shares or other shares in the Purchaser; or

(c)	not more than 5% of any class of shares or securities of any company traded on the American Stock Exchange or the London Stock Exchange.

11.4	Each of the covenants in this clause 11 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in this clause11. Each of the covenants in this clause 11 is considered fair and reasonable by the parties. If any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.5	The consideration for the undertakings contained in this clause 11 is included in the Purchase Price.

12.	FEES AND EXPENSES. The Seller, at their own cost, agree to be liable for and pay the following liabilities or expenses:

(i) Fees and expenses of any person for financial services rendered to the Sellers in connection with the sale contemplated by this Agreement;

(ii) Fees and expenses of legal counsel and accountants and other advisors retained by the Sellers or the Company in connection with the sale of the Sale Shares contemplated by this Agreement; and

13.	NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or to a national courier service, or mailed by registered or certified mail, return receipt requested, to the addresses herein designated or at such other address as may be designated in writing by notice given personally or by national courier service or by registered or certified mail return receipt requested:

If to the Sellers:

Elm Cottage, Mackney Lane

Brightwell-cum-Sotwell

Wallingford, Oxon

OX10 0SJ

Attention: Dr T. Jones and the former shareholders of Innovaro Ltd and a copy to:

Vincent Sykes & Higham LLP

Montague House, Chancery Lane,

Thrapston, Northants

NN14 4LN

Attention: Martin Jinks

If to the Purchaser:

UTEK Corporation

2109 East Palm Ave.

Tampa, Florida 33605

Attention: Chief Executive Officer

and a copy to:

Sam I. Reiber, Esq.

2109 East Palm Ave.

Tampa, Florida 33605

If to the Company:

Innovaro Limited

84 Brook Street, London

W1K 5EH

Attention: Managing Director

and a copy to:

Sam I. Reiber, Esq.

2109 East Palm Ave.

Tampa, Florida 33605

14.	GOVERNING LAW AND JURISDICTION;

14.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

14.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

15.	ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided, however, that rights and obligations of

Purchaser under this Agreement (i) shall pass to any successor corporation which assumes its business and affairs by merger, consolidation or by acquisition of substantially all its assets or substantially all its stock and (ii) may be assigned to any affiliate of Purchaser, without any such prior written consent by any other party hereto.

16.	ENTIRE AGREEMENT. This instrument, together with the Schedules and Exhibits hereto and the documents referred to herein, contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, commitments and representations.

17.	AMENDMENTS. This Agreement may be changed or modified only by an instrument executed by the Sellers and the Purchaser acting in the latter’s case by an officer thereunto duly authorized by their Board of Directors.

18.	PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective heirs, successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedy under or by reason of this Agreement.

19.	CLAUSE AND OTHER HEADINGS. The clause and other headings contained in this Agreement are for reference purposes only and do not affect the interpretation or meaning of this Agreement.

20.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement and therefore a faxed copy of the signatures of the parties will constitute execution by both parties.

21.	WAIVER. The waiver by any party hereto of any breach, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation, or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.

SIGNED as a DEED

On behalf of UTEK Corporation
Incorporated in the United States of America, by	/s/ Clifford M. Gross, CEO

Clifford M. Gross, CEO	Authorised Signatory

being a person who, in accordance
with the laws of that territory, is
acting under the authority of the company

Witness’ signature:
Name (in block capitals):
Address:

SIGNED as a DEED by

Tim Jones, Shareholder	/s/ Tim Jones

in the presence of:

Witness’ signature:
Name (in block capitals):
Address:

SIGNED as a DEED by

Ian Pallister, Shareholder	/s/ Ian Pallister

in the presence of:

Witness’ signature:
Name (in block capitals):
Address:

SIGNED as a DEED by

David Coates, Shareholder	/s/ David Coates

in the presence of:

Witness’ signature:
Name (in block capitals):
Address:

SIGNED as a DEED by

Tobias Rooney, Shareholder	/s/ Tobias Rooney

in the presence of:

Witness’ signature:
Name (in block capitals):
Address:

SIGNED as a DEED by

Michel van Hove, Shareholder	/s/ Michael van Hove

in the presence of:

Witness’ signature:
Name (in block capitals):
Address:

SIGNED as a DEED

On behalf of Innovaro Ltd
Incorporated in England and Wales, by	/s/ Tim Jones

Tim Jones, Director	Authorised Signatory

Witness’ signature:
Name (in block capitals):
Address:

Schedule 3.1

Shares Owned and Consideration

Seller’s name and address	Shares owned	Number of Consideration Shares received as Completion Payment	Proportion of Consideration Shares receivable
Dr Tim Robert Jones Elm Cottage Mackney Lane Brightwell-cum-Sotwell Wallingford Oxon OX10 0SJ	6,500	TBC	65%

Ian Pallister 31 Hilton Drive Peterlee County Durham SR8 5UB	2,000	TBC	20%

David John Grainger Coates 8 Church Street Stapleford Cambridge CB22 5DS	500	TBC	5%

Tobias James Rooney 38 St John’s Villas London N19 3EG	500	TBC	5%

Mr. Michel Toussaint van Hove Maria Louiselaan 11 1412 AE Naarden The Netherlands	500	TBC	5%

Schedule 4.2

Deferred Payments

1.	INTERPRETATION

The definitions in this paragraph apply in this Schedule.

Company: Innovaro Ltd (Company number 04125960) and for the purposes of clauses 7.3, 7.4 and Schedule 4.2 the definition of Company shall include any successor division or Subsidiary of the Purchaser to which the business of the Company may be transferred after Completion.

Due Proportions: the proportions set out in Schedule 3.1.

Earn-out Period: the period of 3 calendar years commencing on 1 July 2008 and ending on the 30 June 2011.

Escrow Agent: The Bank of Tampa, Florida, USA.

Escrow Agreement: the escrow and lock-up agreement in agreed form to be executed by the parties hereto and the Escrow Agent.

Expert: a person appointed in accordance with paragraph 5 of this Schedule to resolve a dispute arising in relation to the calculation of Relevant Turnover.

Relevant Turnover: in relation to any 12 month period ending on 30 June, the aggregate turnover of the Company and its Subsidiaries (if any) as shown in the audited management accounts of the Company and its Subsidiaries for that period.

2.	ESCROW

2.1 On Completion the Purchaser shall issue but not deliver to the Sellers Consideration Shares representing the Deferred Payment Maximum which will be held in escrow by the Escrow Agent as nominee for the Sellers in the Due Proportions in accordance with this Agreement and the Escrow Agreement until the earlier of:

(a)	there being no further Deferred Payments potentially payable as determined by the provisions of this Agreement in which event the balance of the Consideration Shares held by the Escrow Agent shall be released to the Purchaser for cancellation; or

(b)	a Deferred Payment becoming due in which event so many of them as shall equate to such Deferred Payment shall be delivered to the Sellers.

3.	CALCULATION OF DEFERRED PAYMENTS

3.1	The Deferred Payment due on each anniversary of Completion shall be the Relevant Percentage of the number of Consideration Shares credited as fully paid and equating to the Deferred Payment Maximum. For the purposes of this paragraph 3.1 the Relevant Percentage shall be determined by reference to the Relevant Turnover for the relevant calendar year ending 30 June and the following table:

Calendar Year	Relevant Turnover	Relevant Percentage of the Deferred Payments Maximum
Year ending 30 June 2009	£0 - £1,000,000	10%
	£1,000,001 - £2,350,000	35%
	>£2,350,000	60%

Year ending 30 June 2010	£250,000 - £1,500,000	10%
	£1,500,001 -£3,500,000	35%
	>£3,500,000	60%

Year ending 30 June 2011	£500,000 - £2,500,000	10%
	£2,500,001 - £4,750,000	35%
	>£4,750,000	60%

4.	PROCEDURE FOR MAKING DEFERRED PAYMENTS

4.1	The Purchaser shall use its reasonable endeavours to ensure that the management accounts of the Company and each of its Subsidiaries (if any) are audited within 1 month of each 30 June within the Earn-out Period.

4.2	The Purchaser shall, within 7 days of receiving the audited management accounts of the Company and each of its Subsidiaries for each calendar year ending 30 June within the Earn-out Period, send to the Sellers:

(a)	a copy of the audited management accounts of the Company and each of its Subsidiaries; and

(b)	a certificate issued by the Purchaser’s accountants stating:

(i)	the Relevant Turnover for the relevant calendar year ending 30 June;

(ii)	the amount of the Deferred Payment (if any) payable in respect of that year (subject to any deduction made in accordance with paragraph 4.7 of this Schedule).

4.3	The Sellers have 14 days, starting with the day on which they receive the audited management accounts and certificate referred to in paragraph 4.2 of this Schedule, within which to jointly give notice to the Purchaser that they do not accept the accuracy of the certificate. If the Sellers do not jointly give notice under this paragraph 4.3, they are all deemed to have accepted the certificate as accurate at the expiry of the 14 day period.

4.4	Where the Sellers jointly give notice that they do not accept the accuracy of the certificate, the parties have 14 days, starting with the day on which the Purchaser receives the notice, within which to resolve any disagreement relating to the certificate. The parties shall use their best endeavours to resolve the disagreement within that period.

4.5	Where the parties are unable to resolve their disagreement within the 14 day period, the calculation of the Relevant Turnover for the relevant calendar year ending 30 June shall be referred to an Expert.

4.6	Subject to paragraph 4.7, in relation to each calendar year ending 30 June within the Earn-out Period, the Escrow Agent shall deliver Consideration Shares representing the Deferred Payment due to the Sellers in the proportions set opposite the Sellers’ names in Schedule 3.1 for that year on the later of the relevant anniversary of Completion or within a period of 14 days starting with the day on which:

(a)	the Sellers accept or are deemed to have accepted the certificate relating to the Deferred Payment for that year as accurate in accordance with paragraph 4.3 of this Schedule; or

(b)	the parties have resolved all disagreements on that certificate; or

(c)	the parties receive notice of the Expert’s decision on the Deferred Payment for that year.

4.7	The Purchaser may deduct from any Deferred Payment an amount in respect and satisfaction of any Claim which is subsisting and has not been settled in full by the Sellers at the time that the Deferred Payment is due to be paid. Such deduction shall be calculated by reference to the principles set out in clause 4.9 of this Agreement.

4.8	Save as otherwise provided in this Schedule, the parties shall each bear their own costs incurred in the preparation of the certificate and the agreement of the Relevant Profits and Deferred Payments.

5.	EXPERT

5.1	An Expert is a person appointed in accordance with this paragraph 5 to resolve a dispute arising in relation to the calculation of Relevant Turnover and any Deferred Payment.

5.2	The parties shall agree on the appointment of an independent Expert.

5.3	If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party may request the president of the Institute of Chartered Accountants to appoint an Expert of repute with experience in consultancy businesses.

5.4	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of two months of the matter being referred to the Expert.

5.5	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 5.4, then:

(a)	either party may apply to the President of the Institute of Chartered Accountants to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)	this paragraph 5 applies in relation to the new Expert as if he were the first Expert appointed.

5.6	All matters under this paragraph 5 shall be conducted, and the Expert’s decision shall be written, in the English language.

5.7	The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

5.8	To the extent not provided for by this paragraph, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

5.9	Each party shall, with reasonable promptness, supply each other party with all information and give each other party access to all documentation and personnel as each other party reasonably requires to make a submission under this paragraph 5.

5.10	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the amount of Relevant Turnover and any Deferred Payment, which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

5.11	Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally.

Schedule 6.1.8

Accounts

The following documents are enclosed;

1.	Innovaro 2007 Accounts

2.	Management accounts to 31 May 2008

Schedule 6.1.11

Tax Matters

The tax affairs of Innovaro Ltd are dealt with by HM Revenue & Customs, Staffordshire Area, Blackburn House, Old Hall Street, Stoke on Trent, ST1 3DF under reference number 687/44920/00041.

Schedule 6.1.14

Fixed Assets

The Company’s fixed assets consist only of standard office equipment – furniture, computers and printers. There is no individual item with market value over £1,000. The total market value of all fixed assets is less than £20,000.

Schedule 6.1.16

Leases of Real and Personal Property

84 Brook Street, London – to follow

Cambridge – to follow

Plan 100 office lease at Keizersgracht 62-64, 1015 CS Amsterdam, Neyherlands as per agreement dated October 24, 2005 enclose.

Schedule 6.1.17

Intangibles

Trademarks – Innovaro

Domain name – www.innovaro.com

There are two companies registered in England owned by Tim Jones and / or his family. These are:

•	Innovaro Insight Limited

•	Innovation Leaders Limited

These companies are both non-trading and neither of these firms have been used to invoice clients nor offer any services other than Tim Jones’ (and his ex-wife’s) time to Innovaro Ltd

Innovation Leaders is dormant and has never traded.

Schedule 6.1.18

Insurance Policies

1. Health Insurance – BUPA Group Scheme

Tim Jones and family

Ian Pallister and family

Tobias Rooney and family

Cost - £2900 per quarter, renewable beginning of year

2. Critical Illness Cover – Scottish Equitable

Tim Jones

Ian Pallister

Provides £4000 per month income after 13 week period.

Cost - £450 per month renewable beginning of year

3. Package management consultants – SME insurance package

Includes professional indemnity, internet and email, general liability, employers liability, property contents and property away from the insured location all as per Hiscox renewal policy HU P16 1227722 (177) enclosed.

Schedule 6.1.20

Contracts

(i) All existing employment / consultancy agreements are to be replaced upon completion with the employment contracts at Exhibit 5.4.

(v) Contracts involving payments of £5,000 or more are listed within the Management Accounts in Schedule 6.1.8.

Schedule 6.1.23

Changes since Accounts Date

In June 2008 David Humphries waived his right to exercise share options over 500 ordinary shares of £1 each under the Innovaro Limited Company Share Option Scheme including the Share Option Deed between Innovaro Ltd and him dated … and the Rules of the Innovaro Ltd Enterprise Management Incentive Scheme annexed thereto.

Exhibit 5.4

Employment Agreement